Exhibit 99.1

Tandy	Investor Relations
Rod McGeachy	Beacon Street Group
Chief Executive Officer	Kenneth E. Pieper
817-548-0090	972-618-6924
Tandy Announces Fiscal 2010 First Quarter Results
•	Net sales up 8 percent — first increase in 12 quarters

•	Operating income improves by $1.1 million

•	Net earnings of $0.15 per share versus year ago net loss of $(0.18) per share
Arlington, Texas (November 10, 2009) — Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported results for the first quarter of fiscal 2010 ended September 30, 2009.
Tandy reported net income of $1.1 million, or $0.15 per diluted share, on net sales of $37.2 million, for the first quarter of fiscal 2010 versus a net loss of $(1.3) million, or $(0.18) per share, on net sales of $34.6 million for the quarter ended September 30, 2008. The current year results include a pretax bargain purchase gain of $1.4 million associated with the acquisition of certain assets of the Chambers Belt Company in July.
Operating income for the quarter was $69,000 versus an operating loss of $(988,000) for the first quarter of fiscal 2009. The company said the improvement was due to the increase in net sales, improved gross margins, and reduced operating expenses as a percentage of sales.
The increase in net sales was a result of solid contributions from all product categories, paced by growth in the gifts business. Gift sales in the quarter were $5.4 million compared to $3.4 million in the first quarter of fiscal 2009. Accessories segment sales improved by $581,000 to $31.8 million.
Quarter in Review
“The first quarter was a good start to the fiscal year, particularly given the current economic climate,” said Rod McGeachy, President and Chief Executive Officer of Tandy. “We are proud to report the first year-over-year sales increase in 12 quarters. Our gifts business continued to show significant sales growth, and more importantly, gross margin improvement. Also, the Chambers acquisition and new eyewear products have been immediately accretive to earnings and have helped to offset a decline in our core product sales due to softness in the retail environment.”

Mr. McGeachy added that Tandy’s first quarter results were positively impacted by tight control over operating expenses and that focus will continue throughout fiscal 2010. “We expect to complete the move and consolidation of our corporate headquarters into our Dallas distribution center in December, resulting in significant annual savings in occupancy costs.”
Mr. McGeachy said that while Tandy’s retail partners maintain a very conservative approach to inventory replenishment as the holiday season approaches, the company is well-positioned to continue the net sales growth and profit improvement that was reported in the first quarter. “We will continue to focus investments on our highest return opportunities and maintain appropriate inventory levels. We reiterate our guidance of 8 to 12 percent sales growth and that we expect to post a significant improvement in profitability for fiscal 2010,” said Mr. McGeachy.
Financial Position
At the end of the first quarter, Tandy had $1.9 million of cash and borrowings of $16.5 million under its $27.5 million credit facility. In October 2009, Tandy announced that it had signed a new amendment to its line-of-credit financing facility with Comerica Bank extending the term to April 2011 while reducing the interest rate.
“This new financing is more than sufficient to meet our seasonal requirements, while also providing us the flexibility needed to achieve our longer-term growth objectives,” said Mr. McGeachy. “Our strong financial position continues to be a competitive advantage for us as our customers look to partner with suppliers who can support them in these challenging times.”
Conference Call
Tandy has scheduled a conference call for 8:30 a.m. ET on November 11, 2009. Parties interested in participating in the conference call may dial-in at 877-407-8035, while international callers may dial-in at 201-689-8035. A replay of the call will be available through November 30, 2009 and can be accessed by dialing 877-660-6853, or 201-612-7415 for international callers, and entering account number 286 and conference ID number 325579. The conference call will be broadcast live at www.InvestorCalendar.com.
About Tandy
Tandy is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, small leather goods, eyewear, neckwear and sporting goods, and gifts. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended
	September 30
	2009	2008

Net sales	$37,193	$34,617
Cost of goods sold	22,964	22,607

Gross margin	14,229	12,010

Selling, general and administrative expenses	13,194	12,429
Depreciation and amortization	677	569
Acquisition transaction costs	289	—

Total operating expenses	14,160	12,998

Operating income (loss)	69	(988)
Interest expense	(268)	(148)
Other income	36	89
Acquisition bargain purchase gain	1,379	—

Income (loss) before income taxes	1,216	(1,047)

Income taxes	113	233

Net income (loss)	$1,103	$(1,280)

Income (loss) per common share	$0.16	$(0.18)

Income (loss) per common share assuming dilution	$0.15	$(0.18)

Cash dividends declared per common share	$—	$0.04

Common shares outstanding	6,930	6,988

Common shares outstanding assuming dilution	7,115	6,988

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	September 30	June 30
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$1,861	$3,670
Accounts receivable	26,932	19,566
Inventories	36,097	23,022
Other current assets	7,184	8,282

Total current assets	72,074	54,540

Property and equipment	5,431	3,776

Other assets:
Intangibles	6,647	2,742
Other assets	893	908

Total other assets	7,540	3,650

	$85,045	$61,966

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$12,001	$9,369
Accrued expenses	6,447	8,056
Acquisition earn out	3,767	—
Note payable	16,524	—

Total current liabilities	38,739	17,425

Other liabilities	2,999	2,825

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 7,058 shares and 7,037 shares issued and outstanding	7,058	7,037
Additional paid-in capital	34,961	34,867
Retained earnings (deficit)	1,047	(56)
Other comprehensive income	1,364	984
Shares held by Benefit Restoration Plan Trust	(1,124)	(1,116)

Total stockholders’ equity	43,307	41,716

	$85,045	$61,966